UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2006

Champps Entertainment, Inc.

(Exact name of Registrant as specified in charter)

Delaware	000-22639	04-3370491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10375 Park Meadows Drive, Suite 560, Littleton, CO 80124

(Address of Principal Executive Offices) (Zip Code)

(303) 804-1333

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2, below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On May 1, 2006, Champps Entertainment, Inc. (the “Company”) closed three restaurant locations as approved by its Board of Directors. Two of the locations are located in Houston, Texas and one in Toledo, Ohio. The closures resulted from the Company’s ongoing restaurant portfolio review and real estate rationalization efforts, which is further described in the press release attached as Exhibit 99.1. The closures follow a January 10, 2006 announcement that as many as five locations were being considered for closure. Decisions regarding the remaining two locations have not been made.

Two of the closure locations are expected to be exited through sublease or abandonment and one closure location is expected to be purchased from its landlord for $3.2 million with its disposal occurring through resale. The Company expects the total net cash closure costs to ultimately be approximately $3 to $4 million, consisting of direct closure costs including employee severance of approximately $0.3 million and carrying costs of approximately $0.4 million with the remainder consisting of direct exit costs for the locations related to sublease, abandonment or sale. Additionally, the Company expects to recognize a non-cash impairment charge in connection with the closure of the restaurants as determined in connection with the filing of the Company’s Form 10-Q for the quarter ended April 2, 2006.

A copy of the press release announcing the closures is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable

(b)	Pro forma financial information.

Not applicable

(c)	Shell company transactions.

Not applicable

(d)	Exhibits.

Exhibit Number	Description
Exhibit 99.1	Champps Entertainment, Inc. Press Release dated May 3, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2006	Champps Entertainment, Inc. (Registrant)

	By:	/s/ David D. Womack
Name: David D. Womack
Title: Chief Financial Officer

EXHIBIT INDEX

Number	Description
Exhibit 99.1	Champps Entertainment, Inc. Press Release dated May 3, 2006